FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2015

LUMIOX, INC.
 (Exact name of registrant as specified in its charter)

Nevada	333-201647	61-1742034
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

Office 7, Vaynor House 2, Vaynor Road, Milford Haven, Pembrokeshire, UK SA73 2NB
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  08081782620

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors accepted the resignation of Michael Paul Jarvie who is resigning his positions as Secretary and Treasurer, effective September 25, 2015.  Management is unaware of any disagreements between Mr. Jarvie and management relating to the registrant’s operations, policies or practices.

The Company has provided a copy of the disclosures it is making herein to Mr. Jarvie, and provided him with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether they agree with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which he does not agree. The Company will file any letter received as an exhibit to an amended 8-K.

The Board of Directors appointed Pawel Pawluczuk as Secretary and Treasurer of the Company, effective September 25, 2015.  There have been no transactions between Mr. Pawluczuk and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

Following is a brief description of Mr. Pawluczuk business experience:

Since 2010, Mr. Pawluczuk has been the regional sales manager for Intersport, a chain of sporting goods stores throughout Europe. His duties at Intersport include overseeing a team of sales people, establishing sales programs and new product education seminars, and representing the interests of the regional sales force at national meetings. Since 2009, Mr. Pawluczuk has also been working to complete a law degree. Mr. Pawluczuk was appointed as our treasurer and secretary due to his legal training and business acumen.

On September 25, 2015, Michael Paul Jarvie sold 5,000,000 shares to Pawel Pawluczuk in private transaction for the sum of $5,000, secured by a promissory note that is due on September 25, 2020, and which carries interest at 5% per annum.  A copy of the Share Purchase Agreement is attached hereto.  The sale was exempt under Sections 4(1) and 4(2) of the Securities Act of 1933, since it was a result of a private transaction.

Item 9.01  Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K.

Number:	Exhibit:
10.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMIOX, INC.

Date: September 29, 2015

/s/ Michael Paul Jarvie
Michael Paul Jarvie
CEO